U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

________________________________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 11, 2008

AMERICAN SECURITY RESOURCES CORPORATION
(Formerly Kahuna Network Security Inc.)
(Formerly Computer Automation Systems, Inc.)
(Exact Name of Registrant as Specified in Charter)

Nevada	000-27419	75-2749166
(State of organization)	(Commission File Number)	(IRS Employer Identification No.)

9601 Katy Freeway, Suite 220
Houston, Texas, 77024
(Address of principal executive offices including zip code)

713-465-1001
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Comments at the 2008 Shareholders’ Meeting of American Security Resources Corporation from Frank Neukomm, Chairman of the Board and Chief Executive Officer

Greetings and thank you for coming.

In late October 2005 we acquired intellectual property in the form of provisional patents, design and business plans of eGO Design Inc. in Portland, Oregon. Those became our Hydra Fuel Cell subsidiary.

In two years time Hydra, led by Jim Twedt, CEO, and Ben Schafer, CTO, and their talented staff delivered a working Beta prototype fuel cell system to a house in Seabrook, Texas and took the house off the grid, supplying all of its electrical demand with hydrogen generated electricity from our HydraStax® fuel cells. This successful demonstration and subsequent Beta demonstrations in Miami, Florida, in December 2007 and February 2008, led to a series of purchase orders and dealer sign-ups generated by Hydra’s very energetic distributor, Ken Detko, of Conexa Products.

From what was learned from the real world Beta tests the initial commercial unit design has been finalized. The current design is ¼ the size of the initial Beta unit and has approximately 5 times the output.

We expect production to start next month with units available for delivery in Fall of this year. From the first production run a unit will be sent to the certifying agency, CSA-International, for them to complete their process. That process is expected to take less than 60 days from the time they receive the commercial version of the fuel cell.

We believe that the development of the HydraStax® hydrogen fuel cell system from idea to beta and to market in less than three years is an unprecedented accomplishment in the hydrogen fuel cell business.

During the process of developing the HydraStax® fuel cell, the continuing question has been: Where are we going to find hydrogen inexpensive enough to generate electricity that is competitive with the grid?

In his quest to answer that question, Mr. Schafer discovered pioneering research in electro-catalysts being done by Dr. Gerardine Botte at Ohio University that held the promise of producing “cheap” hydrogen from ammonia. After discussions at scientific meetings, we signed a Letter of Intent with Ohio U to perform experiments designed to prove the scalability of Dr. Botte’s “ammonia catalytic electrolyzer”. The successful completion of those tests led to the negotiations that led to Ohio University granting a worldwide exclusive license to commercialize that technology to our subsidiary, American Hydrogen Corporation, which is led by Ben Schafer.

Mr. Schafer and his staff at Ohio University’s Innovation Center are working to create commercial units of the ACE technology scaled to the HydraStax® fuel cell. AHC is also in various stages discussions and negotiations for joint development and potential licensing opportunities that will lead to large industrial ACE units and waste to energy systems. These discussions are with domestic manufacturers, electric utilities and international natural resource companies.

When OU granted AHC the license a local community development agency in the Athens, Ohio area presented AHC the opportunity to occupy a new light manufacturing site in Meigs County on favorable terms to AHC. Though not immediately ready for this type of space the expectation is that we will be able to fully utilize the facility within a year for ACE production and fuel cell integration. The people and agencies of southeastern Ohio have been very supportive and generous in their offerings of training and services to make AHC and the ACE technology a success.

We have filed seven patent applications covering some of the science of the fuel cell and have received preliminary notice of allowance of claims on some of them. We expect that they will all be granted in due course and that we will make additional patent filings to cover additional scientific and design advances on all of our activities.

American Security Resources Corporation has achieved all of this even while fighting a specious patent infringement lawsuit that was brought against Hydra two years ago and has been extremely expensive to fight and dilutive of management’s time. Today the plaintiff has been defeated and has asked to withdraw the suit. We have asked for our costs which are miniscule compared to our legal fees and expect some redress there. The Federal Magistrate has not entered his final ruling on the dismissal.

We believe the motivation for this suit was to use the courts to prevent a nimble competitor with superior technology from getting to market. We are still examining what other remedies we may have under law.

In other activities we have been trying with out success at this time to finance the acquisition of vertical axis wind turbine technology which is scaled to the small commercial and residential market which is our primary market. We continue to pursue financing options to close this acquisition and are always interested in new technologies that would fit with our clean energy portfolio.

We believe we are at the threshold of the clean energy future and that your company will be a major part of curing America’s “oil addiction”.

Thank you.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SECURITY RESOURCES CORPORATION
Date: July 24, 2008	By: /s/ Frank Neukomm
Frank Neukomm, CEO